EXHIBIT 99.1
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 LASALLE HOTEL PROPERTIES COMPLETES $60.9 MILLION SECURED FINANCING
             5.49 Percent Loan Secured by Hotel Solamar



     BETHESDA, MD, NOVEMBER 15, 2006 -- LaSalle Hotel Properties (NYSE:
LHO) today announced it has successfully executed a $60.9 million secured loan at a fixed annualized interest rate of 5.49 percent. The term of the loan is 7 years, 5 years interest only, and is collateralized by the 235-room Hotel Solamar in San Diego, California. Proceeds from the loan were used to pay down the Company's outstanding balance on its credit facility.


     The Company currently has $806.0 million of debt outstanding, of which 93 percent is fixed. The weighted average of our fixed rate debt is
5.7 percent with a weighted average maturity of 2014. Including the effect of the 7.25 percent Series G preferred shares, the Company's Debt to EBITDA ratio is 3.8 times.

     LaSalle Hotel Properties is a leading multi-tenant, multi-operator real estate investment trust, owning 30 upscale and luxury full-service hotels, totaling approximately 8,700 guest rooms in 15 markets in 11 states and the District of Columbia. The Company focuses on owning upscale and luxury full-service hotels located in urban, resort and convention markets.

LaSalle Hotel Properties seeks to grow through strategic relationships with premier lodging companies, including Westin Hotels and Resorts, Sheraton Hotels & Resorts Worldwide, Inc., Hilton Hotels Corporation, Crestline Hotels and Resorts, Inc., Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, Gemstone Resorts International, LLC, Thompson Hotels, Sandcastle Resorts & Hotels, Davidson Hotel Company, and the Kimpton Hotel & Restaurant Group, LLC.




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                        ADDITIONAL CONTACTS:
                        -------------------

     Hans Weger, Chief Financial Officer, LaSalle Hotel Properties -
301/941-1500

     For additional information or to receive press releases via e-mail, please visit our website at www.lasallehotels.com